NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 18, 2006) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2006 first quarter operating loss of ($2,042,000) on total revenue of $3,689,000 as compared to a 2005 first quarter operating loss of ($1,844,000) on total revenue of $3,329,000. Griffin reported a 2006 first quarter net loss of ($1,502,000) and a basic and diluted net loss per share of ($0.30) as compared to a 2005 first quarter net loss of ($1,441,000) and a basic and diluted net loss per share of ($0.29).

The higher operating loss in the 2006 first quarter reflects lower operating results at Griffin’s Connecticut and Massachusetts based real estate division, Griffin Land, principally reflecting higher depreciation and amortization expense related to two new industrial buildings placed in service subsequent to last year’s first quarter and to the acceleration of depreciation and amortization expense as a result of the bankruptcy filing of a tenant that occupied space in two office buildings. Those two new industrial buildings are each currently approximately 50% leased, and there have been expressions of interest by certain tenants in those buildings to lease a substantial amount of the remaining available space. Real estate market activity in the first part of this year, as evidenced by expressions of interest from prospective tenants, was moderate, with tenant interest particularly in Griffin Land’s flex and industrial space.

Operating results in the 2006 first quarter at Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), were essentially unchanged from the 2005 first quarter. Imperial historically incurs a first quarter operating loss because of the seasonality of its business. Imperial has minimal sales in the winter months (December through February) that comprise Griffin’s first quarter. Griffin’s general corporate expense was essentially unchanged in the 2006 first quarter as compared to the 2005 first quarter.

As announced in February, Griffin Land has entered into a Purchase and Sale Agreement with Walgreen Co. (“Walgreen”) for the sale of approximately 130 acres of undeveloped land in the New England Tradeport (the “Tradeport”), Griffin Land’s 600 acre industrial park located in Windsor and East Granby, Connecticut. The purchase price is $13 million to be paid in cash at closing. The completion of this transaction is contingent on several factors, including approvals from state and local governmental authorities regarding traffic and site plan approvals for the distribution facility proposed to be built by Walgreen and Walgreen’s satisfactory completion of due diligence on the land to be sold. If completed under its present terms, Griffin expects to record a substantial pretax gain from this proposed transaction. There is no assurance that this proposed transaction will be completed.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved including receiving the required governmental approvals for the development proposed under the land sale contemplated above and satisfactory due diligence by the purchaser. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	First Quarter Ended,
	Mar. 4, 2006		Feb. 26, 2005
Revenue
Landscape nursery net sales	$675		$464
Rental revenue and property sales	3,014		2,865
Total revenue	3,689		3,329

Operating loss:
Landscape nursery business	(965)		(1,013)
Real estate business	(261)	(1)	(48)	(1)
General corporate expense	(816)		(783)
Total operating loss	(2,042)		(1,844)

Interest expense, net of interest income, dividend income and gains on short-term investments	(367)	(2)	(350)	(2)
Loss before taxes	(2,409)		(2,194)

Income tax benefit	(907)		(753)

Net loss	$(1,502)		$(1,441)

Basic net loss per common share	$(0.30)		$(0.29)

Diluted net loss per common share	$(0.30)		$(0.29)

Weighted average common shares outstanding
for computation of basic per share results	5,019		4,961

Weighted average common shares outstanding
for computation of diluted per share results	5,019		4,961

(1) Includes depreciation and amortization expense, principally related to real estate properties, in the 2006 first quarter and 2005 first quarter of $1.1 million and $0.8 million, respectively.

(2) Includes interest expense on nonrecourse mortgages of certain real estate properties in the 2006 first quarter and 2005 first quarter of $0.8 million and $0.5 million, respectively.